EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
           Nine Months Ended September 28, 1997 and September 29, 1996

(Thousands of Dollars and Shares Except Per Share Data)



                                           1997               1996(a)
                                     -----------------   -----------------
                                                Fully               Fully
                                     Primary   Diluted   Primary   Diluted
                                     -------   -------   -------   -------

Net earnings                        $116,075   116,075   100,820   100,820
Interest and amortization on 6%
 convertible notes, net of taxes           -     4,307         -     4,321
                                     -------   -------   -------   -------
Net earnings applicable to
 common shares                      $116,075   120,382   100,820   105,141
                                     =======   =======   =======   =======

Weighted average number of shares
 outstanding:(b)
  Outstanding at beginning of
   period                            128,863   128,863   131,017   131,017
  Actual exercise of stock
   options and warrants                  738       738       326       326
  Assumed exercise of stock
   options and warrants                2,390     2,609     1,634     1,985
  Actual conversion of 6%
   convertible notes                      13        13         2         2
  Assumed conversion of 6%
   convertible notes                       -     7,627         -     7,669
  Purchase of common stock            (1,825)   (1,825)   (1,026)   (1,026)
                                     -------   -------   -------   -------
  Total                              130,179   138,025   131,953   139,973
                                     =======   =======   =======   =======

Per common share:
  Net earnings                      $    .89       .87       .76       .75
                                     =======   =======   =======   =======

(a) Adjusted to reflect the three-for-two stock split paid March 21, 1997.
(b) Computation to arrive at the average number is a weighted average computation.